Exhibit 21.1

Subsidiaries of Hancock Holding Company

Name	Jurisdiction
Hancock Bank	Mississippi
Whitney Bank	Louisiana
The Gulfport Building, Inc.	Mississippi
Harrison Finance Company	Mississippi
Harrison Loan Company	Mississippi
Town Properties, Inc.	Mississippi
Hancock Insurance Agency	Mississippi
Hancock Insurance Agency of Alabama	Alabama
Hancock Insurance Agency of Florida	Florida
J Everett Eaves, Inc.	Louisiana
Hancock Bank Securities Corporation II	Mississippi
Gulf South Technology Center, LLC	Mississippi
Hancock Investment Services, Inc.	Mississippi
Hancock Investment Services of MS, Inc.	Mississippi
Hancock Investment Services of LA, Inc.	Louisiana
Hancock Investment Services of FL, Inc.	Florida
HBSC LLC	Mississippi
HMC LLC	Mississippi
Hancock Community Investment Corporation	Mississippi
Hancock Bank of Alabama	Alabama
Hancock Investment Services of AL, Inc.	Alabama
Hancock Enterprise Investment Fund, LLC	Mississippi
Lighthouse Services Corporation	Mississippi
Dudley Ventures Hancock Fund, LLC	Delaware
Invest-Sure Inc.	Florida
Community First Inc.	Florida
Peoples First Transportation, Inc.	Florida
Whitney Securities LLC	Louisiana
Berwick LLC	Louisiana
Key Investment Securities, Inc.	Louisiana